                                                                    Exhibit 23.1

                              CONSENT OF KPMG LLP

The Board of Directors
Blue Martini Software, Inc.:

   We consent to the incorporation by reference in this registration statement on Form S-8 of Blue Martini Software, Inc. of our report dated February 29, 2000, except as to Note 12, which is of April 24, 2000, relating to the balance sheets of Blue Martini Software, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for the period from June 5, 1998 (Inception) to December 31, 1998 and for the year ended December 31, 1999, which report appears in the Registration Statement on Form S-1 (333-36062) of Blue Martini Software, Inc.

                                          /s/ KPMG LLP

Mountain View, California
February 8, 2001